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                        VESTAR CAPITAL PARTNERS IV, L.P.
                                245 Park Avenue
                                  41/st/ Floor
                           New York, New York  10167


                               December 21, 2000



Protein Acquisition Corp.
245 Park Avenue
41st Floor
New York, New York   10167


Ladies and Gentlemen:

     M-Foods Holdings, Inc., a Delaware corporation ("Holdings"), and Protein
                                                      --------
Acquisition Corp., a Minnesota corporation ("Merger Sub"), have been organized
                                             ----------
at the direction of affiliates of Vestar Capital Partners IV, L.P. ("Vestar")
                                                                     ------
for the purpose of effecting the transactions contemplated by the Agreement and Plan of Merger dated as of the date hereof, among Michael Foods, Inc., a Minnesota corporation (the "Company"), Holdings and Merger Sub, including the
                            -------
Exhibits and the Schedules thereto (the "Merger Agreement").  Capitalized terms
                                         ----------------
used herein and not defined have the meanings set forth in the Merger Agreement.

     In order to enable Holdings and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement, Vestar is pleased to commit to provide or cause an affiliate to provide to Holdings $133,900,405 million of common equity. Such commitment is subject to (i) Vestar determining in its good faith judgment that all conditions to the obligations of Holdings and Merger Sub pursuant to the Merger Agreement and all conditions in the Bank Commitment Letters have been satisfied or have been waived by all
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parties for whose benefit such conditions exist and (ii) the concurrent consummation of the Merger. No person or entity other than Holdings may rely on this commitment.

     Upon receipt of any such equity contribution, Holdings shall contribute such amounts to Merger Sub.


                               Very truly yours,



                               VESTAR CAPITAL PARTNERS IV, L.P.

                               By:   Vestar Associates IV, L.P.,
                                     its General Partner

                               By:   Vestar Associates Corporation IV,
                                     its General Partner

                               By:/s/ James P. Kelley
                                  ---------------------------------
                                  Name:   James P. Kelley
                                  Title:  Managing Director

Agreed and accepted as of
the date first written above:


M-FOODS HOLDINGS, INC.


By:  /s/ James P. Kelley
    ------------------------------------
      Name:   James P. Kelley
      Title:  President


PROTEIN ACQUISITION CORP.


By:   /s/ James P. Kelley
     -----------------------------------
      Name:   James P. Kelley
      Title:  President